Exhibit 99.1

GTx Appoints Diane Young, M.D. as Vice President, Chief Medical Officer

— Pharmaceutical veteran adds depth and experience to executive team —

July 8, 2015—GTx, Inc. (NASDAQ: GTXI) today announced the appointment of Diane C. Young, M.D., as Vice President, Chief Medical Officer.  Dr. Young is a board-certified medical oncologist with 25 years of industry clinical development experience, most recently with Novartis where she spent 12 years in global and regional leadership roles in oncology clinical development and medical affairs. Prior to her employment with Novartis, Dr. Young spent 10 years with Johnson and Johnson, where she served as Vice President, Global Development at R. W. Johnson Pharmaceutical Research Institute (now Johnson and Johnson Research and Development) and worked closely with GTx’s Executive Chairman, Dr. Robert Wills. At Novartis, Dr. Young held senior leadership positions involved with the development, regulatory approval and medical affairs activities for several oncology products, including Glivec®, Zometa®, Femara®, Sandostatin®, Tasigna®, Jakavi® and Afinitor®.  Dr. Young received her medical degree from the Harvard Medical School, followed by an internship and residency at Johns Hopkins Hospital and Vanderbilt University Hospital. Thereafter, she served as an oncology fellow at the Dana-Farber Cancer Institute. Dr. Young earned an A.B. in Biochemical Sciences (Magna Cum Laude) from Harvard University.

Dr. Young’s appointment will be effective July 13, 2015. Reporting to Marc Hanover, the Company’s Chief Executive Officer, Dr. Young will join with Dr. Mary Ann Johnston, the Company’s Vice President, Medical Affairs and Clinical Operations, and Jeff Hesselberg, Vice President, Regulatory Affairs, in overseeing the clinical development of the Company’s product candidates, including the Company’s selective androgen receptor modulator (SARM), enobosarm, which is being developed in two breast cancer indications targeting the androgen receptor.

“Dr. Young brings a significant amount of experience to GTx, including a proven track record of developing successful cancer therapies,” said Marc S. Hanover, CEO of GTx. “We are very fortunate to have a physician of Diane’s caliber joining GTx, and I welcome her to our executive team at this important stage of our growth and development.”

“I am excited to be joining the GTx team because I share their vision of developing targeted hormone therapies to treat serious medical conditions, and I believe that with its SARM assets and recently-licensed selective androgen receptor degrader technology, the company is well positioned to improve patients’ lives,” said Dr. Young.

About GTx

GTx, Inc., headquartered in Memphis, Tenn., is a biopharmaceutical company dedicated to the discovery, development, and commercialization of small molecules for the treatment of cancer, including treatments for breast and prostate cancer, and other serious medical conditions.

Forward-Looking Information is Subject to Risk and Uncertainty

This press release contains forward-looking statements based upon GTx’s current expectations. Forward-looking statements involve risks and uncertainties, and include, but are not limited to, statements related to the effectiveness of Dr. Young’s appointment as GTx’s Vice President, Chief Medical Officer and the expected timing thereof, statements related to the further development of enobosarm in two breast cancer indications targeting the androgen receptor (AR), statements related to GTx’s future growth and to the development and future value of GTx’s SARM assets and its licensed selective androgen receptor degrader (SARD) technology, and other statements that do not reflect historical facts.  GTx’s actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, the risks (i) that since Dr. Young’s employment with GTx has not commenced, it is possible that Dr. Young’s employment with GTx may never commence, including for reasons outside the control of Dr. Young and GTx, (ii) that GTx’s two planned Phase 2 clinical trials of enobosarm in estrogen receptor (ER) and AR positive breast cancer and AR positive triple negative breast cancer, or the Breast Cancer Studies, may not be initiated or completed on schedule, or at all, or may otherwise be suspended or terminated; (iii) that the development of enobosarm for the treatment of patients with ER and AR positive breast cancer and AR positive triple negative breast cancer is at an early stage and is subject to the significant risk of failure inherent in the development of early-stage product candidates; (iv) that GTx’s evaluation of the licensed SARD technology is at a very early stage and it is possible that GTx may determine not to move forward with any meaningful preclinical or other development of the licensed SARD technology, and that GTx may otherwise fail to realize the anticipated benefits of its licensing of the SARD technology; (v) that GTx may not be able to obtain required regulatory approvals to advance the development of or commercialize enobosarm or other product candidates in a timely manner or at all; and (vi) related to GTx’s need for additional capital, including the potential that GTx may be unable to raise capital when needed, whether through strategic transactions, financings or otherwise, including to complete the two planned Breast Cancer Studies and/or to meaningfully advance the preclinical development of the licensed SARD technology, which would force GTx to delay, reduce or eliminate its development programs. GTx’s actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this press release. GTx’s quarterly report on Form 10-Q for the quarter ended March 31, 2015 contains under the heading “Risk Factors” a more comprehensive description of these and other risks to which GTx is subject. GTx expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in its expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

GTx Contacts
Lauren Crosby (Investors)	Denise Powell (Media)
GTx, Inc.	Red House Consulting
901.271.8622	510.703.9491
lcrosby@gtxinc.com	denise@redhousecomms.com

Source: GTx, Inc.